EX-99.B(h)(1)

ADMINISTRATION AGREEMENT

Appendix A

Funds of Wells Fargo Variable Trust Covered by This Agreement

Fee as a Percentage of Average Daily Net Assets
0-4.99B 5B-9.99B >9.99B	0.16 0.15 0.14	% % %

1.	Asset Allocation Fund

2.	C&B Large Cap Value Fund[1] (currently named the Equity Value Fund)

2.	Discovery Fund*

3.	Equity Income Fund

4.	International Core Fund[2] (currently named the International Equity Fund)

6.	Large Company Core Fund[3] (currently named the Growth Fund)

7.	Large Company Growth Fund

8.	Money Market Fund

9.	Multi Cap Value Fund*

10.	Opportunity Fund*

11.	Small Cap Growth Fund

12.	Total Return Bond Fund

Approved by Board of Trustees: February 8, 2005

*	On August 16, 2004, the Board of Trustees approved the reorganization of certain Strong Funds into certain Funds of the Trust. In connection with this reorganization, this Fund is expected to commence operations on April 11, 2005.
[1]	On November 2, 2004 and February 8, 2005, the Board of Trustees approved certain Fund name changes. Effective April 11, 2005, the Equity Value Fund will be renamed the C&B Large Cap Value Fund.
[2]	On November 2, 2004, the Board of Trustees approved certain Fund name changes. Effective April 11, 2005, the International Equity Fund will be renamed the International Core Fund.
[3]	On November 2, 2004, the Board of Trustees approved certain Fund name changes. Effective April 11, 2005, the Growth Fund will be renamed the Large Company Core Fund.

A-1

The foregoing fee schedule is agreed to as of February 8, 2005 and shall remain in effect until changed in writing by the parties.

WELLS FARGO VARIABLE TRUST

By:	/s/ C. David Messman
C. David Messman
Secretary

WELLS FARGO FUNDS MANAGEMENT, LLC

By:	/s/ Stacie D. DeAngelo
Stacie D. DeAngelo
Senior Vice President

A-2